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CONSENT OF KPMG LLP
                                                                    EXHIBIT 23.3



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
eShare.com, Inc.:



We consent to the incorporation by reference of our report included in this Form 10-K, dated April 16, 1999, except as to note 12 which is as of June 15, 1999, with respect to the balance sheet of eShare.com, Inc. (formerly eShare Technologies, Inc.) as of December 31, 1998 and the related statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the year then ended, into eshare communications, Inc.'s (formerly eShare Technologies, Inc.) previously filed registration statements on Form S-8 (File Nos. 333-56299, 333-41503 and 333-89351).




                                                              /s/ KPMG LLP


Melville, New York
March 30, 2001


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